                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77I

                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                 SUB-ITEM 77I(b)

Sub-Item 77I(b): See Sub-Item 77D for changes to existing portfolios.

The following additional class of shares has been added by the Registrant:
Series III.

The following additional portfolios have been added by the Registrant:

American Growth Trust
American International Trust
American Blue Chip Income and Growth Trust
American Growth-Income Trust
Natural Resources Trust
Real Return Bond Trust
Mid Cap Core Trust
Large Cap Value Trust
Quantitative All Cap Trust
Emerging Growth Trust
Special Value Trust
Small Cap Opportunities Trust

SERIES III

   The Trust may issue three classes of shares. Each class of shares is the same except for differences in class expenses, including different Rule 12b-1 fees, and voting rights.

   Series III Shares. Only certain "Qualified Plans" and certain permitted entities may invest in Series III shares. For this purpose, a "Qualified Plan" includes: (i) a plan described in Section 401(a) of the Code; (ii) an annuity plan described in 403(a) of the Code; (iii) an annuity contract described in
Section 403(b) of the Code, including a custodial account described in Section 403(b)(7) of the Code; (iv) an individual retirement account described in
Section 408(a) of the Code; (v) an individual retirement annuity described in
Section 408(b) of the Code; (vi) a governmental plan within the meaning of
Section 414(d) of the Code; (vii) an eligible deferred compensation plan described in Section 457(b) of the Code; (viii) a simplified employee pension described in Section 408(k) of the Code; (ix) a plan described in Section 501(c)(18) of the Code; and (x) any other trust, plan, account, contract, or annuity that the Internal Revenue Service has determined to be within the scope of Section 1.817-5(f)(3)(iii) of the Income Tax Regulations.

   Series III shares of each portfolio are subject to a Rule 12b-1 fee of up to ..50% of Series III share average daily net assets (.15% in the case of the Lifestyle Trusts).


AMERICAN GROWTH TRUST

ADVISER TO MASTER FUND:  Capital Research and Management Company ("CRMC")

INVESTMENT OBJECTIVE:            To seek to make the shareholders investment
                                 grow


INVESTMENT STRATEGIES:           The American Growth Trust invests all of its
                                 assets in the master fund, Class 2 shares of
                                 the Growth Fund, a series of American Funds
                                 Insurance Series. The Growth Fund invests
                                 primarily in common stocks of companies that
                                 appear to offer superior opportunities for
                                 growth of capital. The Growth Fund may also
                                 invest up to 15% of its assets in equity
                                 securities of issuers domiciled outside the
                                 U.S. and Canada and not included in the S&P 500
                                 Composite Index.

TEMPORARY DEFENSIVE INVESTING

        The Growth Fund may also hold cash or money market instruments. The size of the funds' cash position will vary and will depend on various factors, including market conditions and purchases and redemptions of fund shares. A larger cash position could detract from the achievement of a fund's objective in a period of rising market prices; conversely, it would reduce a fund's magnitude of loss in the event of a general downturn and provide liquidity to make additional investments or to meet redemptions.


AMERICAN INTERNATIONAL TRUST

ADVISER TO MASTER FUND:  Capital Research and Management Company ("CRMC")

INVESTMENT OBJECTIVE:            To seek to make the shareholders investment
                                 grow


INVESTMENT STRATEGIES:           The American International Trust invests all of
                                 its assets in the master fund, Class 2 shares
                                 of the International Fund, a series of American
                                 Funds Insurance Series. The International Fund
                                 invests primarily in common stocks of companies
                                 located outside the United States.


TEMPORARY DEFENSIVE INVESTING

        The International Fund may also hold cash or money market instruments. The size of the funds' cash position will vary and will depend on various factors, including market conditions and purchases and redemptions of fund shares. A larger cash position could detract from the achievement of a fund's objective in a period of rising market prices; conversely, it would reduce a fund's magnitude of loss in the event of a general downturn and provide liquidity to make additional investments or to meet redemptions.


AMERICAN BLUE CHIP INCOME AND GROWTH TRUST

ADVISER TO MASTER FUND:  Capital Research and Management Company ("CRMC")

INVESTMENT OBJECTIVE:            To seek to produce income exceeding the average
                                 yield on U.S. stock generally (as represented
                                 by the average yield on the Standard & Poor's
                                 500 Composite Index) and to provide an
                                 opportunity for growth of principal consistent
                                 with sound common stock investing.


INVESTMENT STRATEGIES:           The American Blue Chip Income and Growth Trust
                                 invests all of its assets in the master fund,
                                 Class 2 shares of the Blue Chip Income and
                                 Growth Fund, a series of American Funds
                                 Insurance Series. The Blue Chip Income and
                                 Growth Fund invests primarily in common stocks
                                 of larger, more established companies based in
                                 the U.S. with market capitalizations of $4
                                 billion and above. The fund may also invest up
                                 to 10% of its assets in common stocks of
                                 larger, non-U.S. companies, so long as they are
                                 listed or traded in the U.S. The fund will
                                 invest, under normal market conditions, at
                                 least 90% of its assets in equity securities.



TEMPORARY DEFENSIVE INVESTING

        The Blue Chip Income and Growth Fund may also hold cash or money market instruments. The size of the funds' cash position will vary and will depend on various factors, including market conditions and purchases and redemptions of fund shares. A larger cash position could detract from the achievement of a fund's objective in a period of rising market prices; conversely, it would reduce a fund's magnitude of loss in the event of a general downturn and provide liquidity to make additional investments or to meet redemptions.

AMERICAN GROWTH-INCOME TRUST

ADVISER TO MASTER FUND:  Capital Research and Management Company ("CRMC")

INVESTMENT OBJECTIVE:            To seek to make the shareholders investment
                                 grow and to provide the shareholder with income
                                 over time


INVESTMENT STRATEGIES:           The American Growth-Income Trust invests all of
                                 its assets in the master fund, Class 2 shares
                                 of the Growth - Income Fund, a series of
                                 American Funds Insurance Series. The Growth -
                                 Income Fund invests primarily in common stocks
                                 or other securities which demonstrate the
                                 potential for appreciation and/or dividends.
                                 The fund may invest a portion of its assets in
                                 securities of issuers domiciled outside the
                                 U.S. and not included in the Standard & Poor's
                                 500 composite Index.


TEMPORARY DEFENSIVE INVESTING

        The Growth - Income Fund may also hold cash or money market instruments. The size of the funds' cash position will vary and will depend on various factors, including market conditions and purchases and redemptions of fund shares. A larger cash position could detract from the achievement of a fund's objective in a period of rising market prices; conversely, it would reduce a fund's magnitude of loss in the event of a general downturn and provide liquidity to make additional investments or to meet redemptions.




NATURAL RESOURCES TRUST

SUBADVISER:  Wellington Management Company, LLP ("Wellington Management")

INVESTMENT OBJECTIVE:            To seek long-term total return

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, primarily in equity and
                                 equity-related securities of natural
                                 resource-related companies worldwide.

        Under normal market conditions, the portfolio will invest at least 80% of its net assets (plus any borrowings for investment purposes) in equity and equity-related securities of natural resource-related companies worldwide. Natural resource-related companies include companies that own or develop energy, metals, forest products and other natural resources, or supply goods and services to such companies. The portfolio seeks to invest in companies that are expected to benefit from rising demand for natural resources and natural resource-based products and services. The portfolio invests in four major areas:
1) energy, 2) metals and mining, 3) forest products and 4) other natural resource-based companies which are described below.

   Energy. The energy sector includes companies engaged in exploration, extraction, servicing, processing, distribution and transportation of oil, natural gas and other energy sources.

        Metals and Mining. The metals and mining sector includes companies engaged in exploration, mining, processing, fabrication, marketing or distribution of precious and non-precious metals and minerals.

   Forest Products. The forest products sector includes timber, pulp and paper product companies.

   Other Natural Resources-Based Companies. The other natural resources area consists of companies engaged in producing, processing and distributing agricultural products, fertilizer, and miscellaneous raw materials.

   The portfolio's "normal" allocation across the natural resources sub-sectors is approximately:

   -  60% -- Energy and energy related

   -  30% -- Metals and mining

   - 10% -- Forest products, miscellaneous commodities companies, and non-ferrous metals.

   The "normal" sub-sector allocation reflects Wellington Management's view on availability and relative attractiveness of investment opportunities within the natural resources sector. The portfolio's sector allocation might differ significantly from this "normal" allocation at any specific point in time.

   Wellington Management uses a value-based approach to invest in a broad range of natural resources sectors. Wellington Management utilizes a moderate rotation among sectors in conjunction with bottom-up stock selection. Under normal market conditions, the portfolio is fully invested.

   Natural resources companies often operate in countries that are different from the country in which their securities trade. Country allocation is primarily a result of the sector and security selection; however, a key element of Wellington Management's analysis is understanding the economic and political dynamics of each of these countries. The portfolio may invest without limitation in foreign securities. The portfolio utilizes currency hedging to protect the value of the portfolio's assets when Wellington Management deems it advisable to do so.

   Wellington Management utilizes fundamental research to identify companies with the best growth prospects and relative values. A large number of companies worldwide in the relevant sub-sectors are monitored and stocks are added or deleted from the portfolio on the basis of relative attractiveness. Wellington Management uses a variety of tools such as income statement and balance sheet analysis, cash flow projections and asset value calculations to analyze companies. Particularly in the oil and gas industry, specific accounting issues play an important role.

   Benchmark. The custom natural resources benchmark will consist of: 60% MSCI World Energy Sources and Equipment & Services, 30% MSCI World Metals and Mining and 10% MSCI World Forest Products & Paper.


REAL RETURN BOND TRUST

SUBADVISER:  Pacific Investment Management Company LLC ("PIMCO")

INVESTMENT OBJECTIVE:            To seek maximum real return, consistent with
                                 preservation of real capital and prudent
                                 investment management

INVESTMENT STRATEGIES:           The portfolio seeks to achieve its objective by
                                 investing under normal circumstances at least
                                 80% of its net assets (plus borrowings for
                                 investment purposes) in inflation-indexed bonds
                                 of varying maturities issued by the U.S. and
                                 non-U.S. governments, their agencies or
                                 instrumentalities, and corporations.

   Inflation-Indexed Bonds. Inflation-indexed bonds are fixed income securities that are structured to provide protection against inflation. The value of the bond's principal or the interest income paid on the bond is adjusted to track changes in an official inflation measure. The U.S. Treasury uses the Consumer Price Index for Urban Consumers as the inflation measure. Inflation-indexed bonds issued by a foreign government are generally adjusted to reflect a comparable inflation index, calculated by that government. "Real return" equal total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure.

   Portfolio Duration of Fund. The average portfolio duration of this fund normally varies within two year (plus or minus) of the duration of the Lehman Global Real: U.S. TIPS Index, which as of December 31, 2002 was 7.74 years.

   Credit Quality. The portfolio invests primarily in investment grade securities, but may invest up to 10% of its total assets in high yield securities ("junk bonds") rate B or higher by Moody's or S&P, or, if unrated, determined by PIMCO to be of comparable quality.

   Foreign Securities. The portfolio may also invest up to 20% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. The portfolio will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates.

   Use of Hedging and Other Strategic Transactions. The portfolio is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions." The portfolio may invest all of its assets in derivative instruments, such as option, futures contracts or swap agreement, or in mortgage or asset backed securities. The portfolio may also lend its portfolio securities to brokers, dealers and other financial institutions to earn income. The portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contract or by using other investment techniques (such as buy backs or dollar rolls).

   Nondiversified Status. The portfolio is non-diversified, which means that it may concentrate its assets in a smaller number of issuers than a diversified portfolio.


MID CAP CORE TRUST

SUBADVISER:  A I M Capital Management, Inc. ("AIM")

INVESTMENT OBJECTIVE:            To seek long-term growth of capital

INVESTMENT STRATEGIES:           The portfolio seeks to achieve its objective by
                                 investing, normally, at least 80% of its assets
                                 in equity securities, including convertible
                                 securities, of mid-capitalization companies.

   The portfolio considers a company to be a mid-capitalization company if it has a market capitalization, at the time of purchase, within the range of the largest and smallest capitalized companies included in the Russell Midcap Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. The Russell Midcap Index measure the performance of the 800 companies with the lowest market capitalization in the Russell 1000 Index. The Russell 1000 Index is a widely recognized, unmanaged index of common stocks of the 1000 largest companies in the Russell 3000 Index, which measure the performance of the 3000 largest U.S. companies based on total market capitalization. The companies in the Russell Midcap Index are considered representative of medium-sized companies. As of March 26, 2003, the market cap range of the Russell Midcap Index was $650 million to $11 billion.

   In complying with the 80% investment requirement, the portfolio's investments may include synthetic instruments. Synthetic instruments are investment that have economic characteristics similar to the portfolio's direct investments. The portfolio may invest up to 20% of it assets in equity securities of companies in other market capitalization ranges. The portfolio may also invest up to 20% of its assets in investment-grade debt securities. The portfolio may invest up to 25% of its total assets in foreign securities. For risk management or cash management purposes, the portfolio may hold a portion of its assets in cash or cash equivalents, including shares of money market funds*. Any percentage limitations with respect to assets of the portfolio are applied at the time of purchase.

In selecting investments, the portfolio managers seek to identify those companies that are, in their view, undervalued relative to current or projected earnings, or the current market value of assets owned by the company. The primary emphasis of the portfolio managers' search for undervalued equity securities is in four categories: (1) out-of-favor cyclical growth; (2) established growth companies that are undervalued compared to historical relative valuation parameters; (3) companies where there is early but tangible evidence of improving prospects which are not yet reflected in the value of the companies' equity securities; and (4) companies whose equity securities are selling at prices that do not yet reflect the current market value of their assets. The portfolio managers consider whether to sell a particular security when any of these factors materially change.



LARGE CAP VALUE TRUST

SUBADVISER:  FUND ASSET MANAGEMENT, L.P. (doing business as "Mercury Advisors")

INVESTMENT OBJECTIVE:            To seek long-term growth of capital.

INVESTMENT STRATEGIES:           The portfolio will seek to achieve this
                                 objective by investing in a diversified
                                 portfolio of equity securities of large cap
                                 companies located in the U.S. The portfolio
                                 will seek to outperform the Russell 1000 Value
                                 Index by investing in equity securities that
                                 the subadviser believes are selling at below
                                 normal valuations. The Russell 1000 Value
                                 Index, a subset of the Russell 1000 Index,
                                 consists of those Russell 1000 companies with
                                 lower price-to-book ratios and lower forecasted
                                 growth values.

   The portfolio seeks to achieve its investment objective by investing at least 80% of its net assets in common stocks of large cap companies the subadviser selects from among those that are, at the time of purchase, included in the Russell 1000 Index. As of March 27, 2003, the capitalization range of the Russell 1000 Index as $650 million to $240 billion.

   In selecting securities for the portfolio, the subadviser uses a proprietary model that employs three filters in its initial screens: (1) earnings momentum (which is an evaluation of what it believes to be the issuer's prospects for future earnings per share based on the growth and sustainability of earnings over previous periods); (2) earnings surprise (which analyzes an issuer's reported earnings as opposed to those that were anticipated); and (3) valuations based on price-to-earnings and a dividend discount model. The subadviser looks for strong relative earnings growth, preferring growth based on increased productivity and sales to growth resulting from the company's simply revising its pricing structure. A company's stock price relative to its earnings and book value is also examined. If the subadviser believes that a company is overvalued, the company will not be considered as an investment for the portfolio.

   After the initial screening is done, the subadviser relies on fundamental analysis, using both internal and external research, to optimize its quantitative model to choose companies the subadviser believes have strong, sustainable earnings growth with current momentum at attractive price valuations.

   Because the portfolio will not hold all the stocks in the Russell 1000 Value Index and because a portfolio's investments may be allocated in amounts that vary from the proportional weightings of the various stocks in that index, the portfolio is not an "index" fund. In seeking to outperform the relevant benchmark, however, the subadviser reviews potential investments using certain criteria that are based on the securities in the relevant index. These criteria currently include the following:

   -  Relative price to earnings and price to book ratios

   -  Weighted median market capitalization of the portfolio

   - Allocation among the economic sectors of the portfolio as compared to the applicable index

   -  Weighted individual stocks within the applicable index.

   The portfolio may invest up to 10% of its assets in securities of companies organized under the laws of countries other than the United States that are traded on foreign securities exchanges or in the foreign over-the-counter markets, including securities of foreign issuers that are represented by American Depositary Receipts ("ADRs"). Securities of foreign issuers that are represented by ADRs or that are listed on a U.S. securities exchange or traded in the U.S. over-the-counter markets are considered "foreign securities" for the purpose of the portfolio's investment allocations. The portfolio anticipates that it would generally limit its foreign securities investment to ADRs of issuers in developed countries.

   The portfolio may invest in investment grade convertible securities, preferred stocks, illiquid securities, and U.S. Government debt securities (i.e., securities that are direct obligations of the U.S. Government). There are no restrictions on the maturity of the debt securities in which a portfolio may invest.


QUANTITATIVE ALL CAP TRUST

SUBADVISER:  MFC Global Investment Management (U.S.A.) Limited.
             ("MFC GLOBAL (U.S.A.)")

INVESTMENT OBJECTIVE:            To seek long-term growth of capital.

INVESTMENT STRATEGIES:           The portfolio seeks to achieve its objective by
                                 investing, under normal circumstances,
                                 primarily in equity securities of U.S.
                                 companies. The portfolio will generally focus
                                 on equity securities of U.S. companies across
                                 the three market capitalization ranges of
                                 large, mid and small.

   MFC Global ("U.S.A.") ranks stocks based on financial attributes, including earnings, valuation, growth and momentum using quantitative analysis. (Quantitative Analysis is the process of determining the value of a security by examining its numerical, measurable characteristics such as revenues, price, earnings, valuation and growth and by performing statistical and numerical analysis on this characteristic data.) The management team will then use fundamental analysis to identify large, mid and small cap companies with strong industry position, leading market share, proven management and strong financials. Stocks meeting both fundamental and quantitative analysis will be considered for the portfolio.

   The Quantitative All Cap Trust may invest to a limited extent in foreign securities and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of a foreign currency at a future date. Investments in foreign securities may include depositary receipts.

   The Quantitative All Cap Trust may also invest to a limited extent in fixed income securities including money market instruments.

   The portfolio may invest in or use the following derivatives for hedging purposes in a manner consistent with the investment objectives of the Fund and as permitted by applicable securities legislation: buying futures and S&P Depository Receipts. Such use would include the hedging of significant cash flows into or out of the portfolio.



EMERGING GROWTH TRUST

SUBADVISER:  MFC Global Investment Management (U.S.A.) Limited.
             ("MFC GLOBAL (U.S.A.)")

INVESTMENT OBJECTIVE:            To seek superior long-term rates of return
                                 through capital appreciation.

INVESTMENT STRATEGIES:           The portfolio seeks to achieve its objective by
                                 investing, under normal circumstances,
                                 primarily in high quality securities (those
                                 with a proven track record of performance
                                 and/or growth) and convertible instruments of
                                 small-cap U.S. companies.

   Stocks of publicly traded companies -- and mutual funds that hold these stocks -- can be classified by the companies' market value, or capitalization. Market capitalization is defined according to Morningstar U.S. as follows: Based on a universe of the 5000 largest stocks in the U.S., the top 5% of the universe are large cap, the next 15% mid cap, and the bottom 80% are classified as small cap.

   The portfolio will focus on purchasing high quality securities of small -- cap U.S. companies whose growth prospects are better than average because they have a unique product or a technology/service edge or an expanding market share.

   MFC Global (U.S.A.) focuses on a universe of approximately 1000 leading emerging growth stocks (those with growth prospects that are expected to be better than average) derived through a host of considerations including: size, fundamental analysis, balance sheet and market share analysis, company and industry growth prospectus and management interviews. The management team then uses a proprietary, quantitative system to rank stocks based on a variety of financial measures. Top-ranked stocks meeting both fundamental and quantitative criteria will be considered for the portfolio.

   The Emerging Growth Trust may invest to a limited extent in foreign securities and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of a foreign currency at a future date. Investments in foreign securities may include depositary receipts.

   The Emerging Growth Trust may also invest to a limited extent in fixed income securities including money market instruments.

   The Trust may invest in or use the following derivatives for hedging purposes in a manner consistent with the investment objectives of the Trust and as permitted by applicable securities legislation: S&P Depository Receipts and Russell 2000 Growth i shares (or similar types of exchange traded funds). Such use would include the hedging of significant cash flows into or out of the Trust.


SPECIAL VALUE TRUST

SUBADVISER:  Salomon Brothers Asset Management Inc ("SaBAM")

INVESTMENT OBJECTIVE:            To seek long-term capital growth

INVESTMENT STRATEGIES:           Under normal circumstances, the portfolio
                                 invests at least 80% of the value of its net
                                 assets (plus any borrowings for investment
                                 purposes) in common stocks and other equity
                                 securities of smaller capitalized U.S.
                                 companies. Smaller capitalized companies are
                                 those whose market capitalization at the time
                                 of investment is no greater than the market
                                 capitalization of companies in the Russell 2000
                                 Value Index. The size of companies in the index
                                 changes with market conditions and the
                                 composition of the index. Equity securities
                                 include exchange traded and over-the-counter
                                 common stocks and preferred shares, debt
                                 securities convertible into equity securities
                                 and warrants and rights relating to equity
                                 securities.


   The subadviser emphasizes individual security selection while spreading the portfolio's investments among industries and sectors. The subadviser uses both quantitative and fundamental methods to identify stocks of smaller capitalization companies it believes have the best prospects for outperforming its competition. (Quantitative methods are screening mechanisms to identify potential investments and include review of: (a) stock yields, (b) stock prices,
(c) cash flow and (d) rankings.)

   The subadviser uses quantitative parameters to select a universe of smaller capitalized companies that fit the portfolio's general investment criteria. (Quantitative parameter are the values used to evaluate investments.) In selecting individual securities from within this range, the subadviser looks for "value" attributes, such as:

   -  Low stock price relative to earnings, book value and cash flow

   -  High return on invested capital

   The subadviser also uses quantitative methods to identify catalysts and trends that might influence the portfolio's industry or sector focus, or the subadviser's individual security selection.


SMALL CAP OPPORTUNITIES TRUST

SUBADVISER:  Munder Capital Management ("Munder")

INVESTMENT OBJECTIVE:            To seek long-term capital appreciation.

INVESTMENT STRATEGIES:           The portfolio seeks this objective by
                                 investing, under normal circumstances, at least
                                 80% of its assets (plus any borrowings for
                                 investment purposes) in equity securities of
                                 small-capitalization companies.

   Small-capitalization companies are those companies with market capitalizations within the range of the companies in the Russell 2000 Index. As of June 30, 2002, such capitalizations are $1.3 billion and below.

   The portfolio attempts to provide potentially higher returns than a portfolio that invests primarily in larger, more established companies. Since small companies are generally not as well known to investors or have less of an investor following than larger companies, they may provide higher returns due to inefficiencies in the marketplace.

   The portfolio will usually invest in equity securities of companies that the subadviser believes can be purchased at a price significantly below its inherent value. A company's equity securities may be undervalued because the company is temporarily overlooked or out of favor due to general economic conditions, a market decline, industry conditions or developments affecting the particular company.

   In addition to valuation, the subadviser considers these factors, among others in choosing companies:

   -  A stable or improving earnings records;

   -  Sound finances;

   -  Above-average growth prospectus;

   -  Participation in a fast growing industry;

   -  Strategic niche position in a specialized market; and

   -  Adequate capitalization.

   The portfolio may write covered call options during especially volatile markets and also invest in equity securities of larger capitalization companies. Even though a portfolio will receive the option premium to help protect it against loss, a call option sold by the portfolio will expose the portfolio during the term of the option to possible loss of the opportunity to sell the underlying security or instrument with a gain.

   The portfolio may engage in short-term trading of portfolio securities.